Exhibit (d)(3)

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (the “Agreement”) dated and effective as of February 20, 2008 (the “Effective Date”), between Millennium Pharmaceuticals, Inc., a Delaware corporation with its principal office at 40 Landsdowne Street, Cambridge, Massachusetts 02139 (“MPI”), and Takeda Pharmaceutical Company Limited, with its principal office at 12-10 Nihonbashi 2-Chome, Chuo-Ku, Tokyo 10-8668, Japan (“Takeda”).

Background

1.             Takeda has requested MPI to provide certain information, which is either confidential or proprietary in nature, in connection with its consideration of a possible negotiated transaction between the two companies (the “Contemplated Transaction”).

2.             MPI desires to protect the confidentiality of the information it provides and to have Takeda take or abstain from taking certain actions in accordance with the terms of this Agreement.

3.             Takeda may provide MPI with certain information, which is either confidential or proprietary in nature, relating to the Contemplated Transaction, and Takeda desires to protect the confidentiality of the information it provides and to have MPI take or abstain from taking certain actions in accordance with the terms of this Agreement.

4.             MPI and Takeda (hereinafter, individually, a “Party” and, collectively, the “Parties”) desire to hold the Transaction Information (as hereinafter defined) in strict confidence.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.  Definitions.

(a)            “Confidential Information” means, singly and collectively as the context requires, the MPI Evaluation Material and the Takeda Evaluation Material, provided, however, that “Confidential Information” does not include information which:

(i)              is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by the receiving Party or its Representatives;

(ii)             was within the receiving Party’s possession prior to it being furnished to the receiving Party or it Representatives by or on behalf of the disclosing Party pursuant to this Agreement or otherwise in connection with the Contemplated Transaction, provided that such information is not subject to another confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing Party or any other party with respect to such information;

(iii)           becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party or any of its Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing Party or any other party with respect to such information; or

(iv)            is independently developed by the receiving Party or others on its behalf without reference to or reliance upon any information furnished to the receiving Party or any of its Representatives by or on behalf of the disclosing Party, which the receiving Party shall have the burden of demonstrating by clear and convincing evidence.

(b)           “MPI Evaluation Material” means any information concerning MPI (whether prepared by MPI, its Representatives or otherwise and irrespective of the form of communication) that is furnished to Takeda or any of its Representatives by or on behalf of MPI, and all notes, analyses, compilations, studies, interpretations, memoranda, reports or other documents (regardless of the form thereof) prepared by Takeda or its Representatives which contain, reflect or are based upon, in whole or in part, any information furnished to Takeda or its Representatives pursuant to this Agreement.

(c)           “Representatives” means, with respect to a Party, its parents and subsidiaries, and its and their respective directors, officers, affiliates, employees, partners, agents, commercial banks or other similar lenders providing debt (but not equity) financing, or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors).

(d)           “Takeda Evaluation Material” means any information concerning Takeda (whether prepared by Takeda, its Representatives or otherwise and irrespective of the form of communication) that is furnished to MPI or any of its Representatives by or on behalf of Takeda, and all notes, analyses, compilations, studies, interpretations, memoranda, reports or other documents (regardless of the form thereof) prepared by MPI or its Representatives which contain, reflect or are based upon, in whole or in part, any information furnished to MPI or its Representatives pursuant to this Agreement.

(e)             The term “person” shall be broadly interpreted to include the media and any corporation, company, partnership, joint venture, group, limited liability company other entity or individual and the term “affiliate” has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Section 2.  Use and Disclosure of Confidential Information.

(a)           Except as otherwise provided in this Agreement, Takeda hereby agrees that it and its Representatives shall:

(i)              use the MPI Evaluation Material solely for the purpose of evaluating and negotiating a possible transaction between the Parties;

(ii)             keep the MPI Evaluation Material confidential in accordance with the terms of this Agreement; and

(iii)           not disclose any MPI Evaluation Material except in accordance with the terms of this Agreement;

provided, however, that Takeda may disclose any MPI Evaluation Material to Takeda’s Representatives who need to know such information for the sole purpose of evaluating and negotiating a possible transaction between the Parties, provided that Takeda’s Representatives are informed of the confidential nature of such Evaluation Material and are bound to use such information solely for the purpose of evaluating and negotiating a possible transaction between the Parties and likewise bound to maintain the confidentiality of such MPI Evaluation Material.

(b)           Except as otherwise provided in this Agreement, MPI hereby agrees that it and its Representatives shall:

(i)              use the Takeda Evaluation Material solely for the purpose of evaluating and negotiating a possible transaction between the Parties;

(ii)             keep the Takeda Evaluation Material confidential in accordance with the terms of this Agreement; and

(iii)            not disclose any Takeda Evaluation Material except in accordance with the terms of this Agreement;

provided, however, that MPI may disclose any Takeda Evaluation Material to MPI’s Representatives who need to know such information for the sole purpose of evaluating and negotiating a possible transaction between the Parties, provided that MPI’s Representatives are informed of the confidential nature of such Takeda Evaluation Material and are bound to use such information solely for the purpose of evaluating and negotiating a possible transaction between the Parties and likewise bound to maintain the confidentiality of such Takeda Evaluation Material.

(c)           Except as otherwise provided in this Agreement, neither MPI nor Takeda nor any of its respective Representatives shall disclose to any other person (i) the existence of this Agreement, (ii) the fact that Confidential Information has been made available to the receiving Party, (iii) that discussions are taking place concerning a possible negotiated transaction between the Parties, (iv) any of the proposed terms, conditions or other facts with respect thereto, or (v) the status of such discussions (collectively, the “Transaction Information”).

(d)           The receiving Party shall be liable to the disclosing Party for any use or disclosure by any of the receiving Party’s Representatives of the other Party’s Confidential Information or of the Transaction Information.  Each Party shall be liable to the other Party for any use or disclosure by such Party’s Representatives of Confidential Information or Transaction Information which if done by either Party itself would be a breach of this Agreement.  Each Party agrees, at its sole expense, to take reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of the other Party’s Confidential Information and the Transaction Information.

(e)           To the extent that any Confidential Information or Transaction Information may

include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their mutual desire, intention and understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege.  All Confidential Information or Transaction Information that is entitled to protection under the attorney-client privilege, work product doctrine and other applicable privilege shall remain entitled to such protection under these privileges, this agreement, and under the joint defense doctrine.

Section 3.  Legally Required Disclosure.

If either Party (the “Requested Party”) or any of its Representatives is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process, or by the rules or regulations of any regulatory authority having jurisdiction over the requested Party or a stock exchange on which such Requested Party’s securities are traded) to disclose any of the Confidential Information or the Transaction Information, as the case may be, the Requested Party shall, except as prohibited by law, provide the other Party with prompt written notice of any such request or requirement so that the other Party may seek, at such other Party’s expense, a protective order or other remedy and/or waive compliance with the provisions of this Agreement.  If the other Party seeks a protective order or other remedy, the Requested Party shall provide such cooperation as the other Party shall reasonably request.  If, in the absence of a protective order or other remedy or the receipt by the Requested Party of a waiver from the other Party, the Requested Party or any of its Representatives is nonetheless, in the written opinion of its outside legal counsel, legally compelled to disclose Confidential Information and/or Transaction Information to any tribunal or other entity or else stand liable for contempt or suffer other censure or penalty, the Requested Party or its Representatives may, without liability hereunder, disclose to such tribunal or other entity only that portion of the Confidential Information or Transaction Information which such counsel advises the Requested Party or such Representatives is legally required to be disclosed, provided that the Requested Party and its Representatives shall exercise reasonable best efforts to minimize the disclosure of the Confidential Information and/or Transaction Information and to preserve the confidentiality thereof.

Section 4.  Return of Confidential Information.

(a)           At any time upon the written request of MPI for any reason:

(i)            Takeda shall promptly (and in no event later than five business days after such request) return to MPI all MPI Evaluation Material (and all copies thereof) furnished to Takeda or its Representatives by or on behalf of MPI and shall not retain any copies, extracts or other reproductions (including MPI Evaluation Material stored in any computer or other electronic storage device) in whole or in part of such material except for one archival copy to be maintained under the control of Takeda’s Legal Division for the sole purposes of (a) satisfying any legally mandated disclosure obligations and (b) reviewing the contents of the MPI

Evaluation Material in order to confirm Takeda’s compliance with this Agreement; and provided that such material shall continue to be subject to the restrictions set forth in this Agreement; and

(ii)           Takeda and its Representatives shall destroy all MPI Evaluation Material prepared by Takeda or its Representatives and shall not retain any copies, extracts or other reproductions (including MPI Evaluation Material stored in any computer or other electronic storage device) in whole or in part of such material except for one archival copy to be maintained under the control of Takeda’s Legal Division for the sole purposes of (a) satisfying any legally mandated disclosure obligations and (b) reviewing the contents of the MPI Evaluation Material in order to confirm Takeda’s compliance with this Agreement; and provided that such material shall continue to be subject to the restrictions set forth in this Agreement, and such destruction shall be certified in writing to MPI by an authorized officer of Takeda upon request of MPI.

Notwithstanding the return or destruction of MPI Evaluation Material, Takeda and its Representatives shall continue to be bound by their obligations hereunder.

(b)           At any time upon the written request of Takeda for any reason:

(i)            MPI shall promptly (and in no event later than five business days after such request) return to Takeda all Takeda Evaluation Material (and all copies thereof) furnished to MPI or its Representatives by or on behalf of Takeda and shall not retain any copies, extracts or other reproductions (including Takeda Evaluation Material stored in any computer or other electronic storage device) in whole or in part of such material except for one archival copy to be maintained under the control of MPI’s Legal Division for the sole purposes of (a) satisfying any legally mandated disclosure obligations and (b) reviewing the contents of the Takeda Evaluation Material in order to con firm MPI’s compliance with this Agreement; and provided that such material shall continue to be subject to the restrictions set forth in this Agreement; and

(ii)           MPI and its Representatives shall destroy all Takeda Evaluation Material prepared by MPI or its Representatives and shall not retain any copies, extracts or other reproductions (including Takeda Evaluation Material stored in any computer or other electronic storage device) in whole or in part of such material except for one archival copy to be maintained under the control of MPI’s Legal Division for the sole purposes of (a) satisfying any legally mandated disclosure obligations and (b) reviewing the contents of the Takeda Evaluation Material in order to confirm MPI’s compliance with this Agreement; and provided that such material shall continue to be subject to the restrictions set forth in this Agreement, and such destruction shall be certified in writing to Takeda by an authorized officer of MPI upon request of Takeda.

Notwithstanding the return or destruction of Takeda Evaluation Material, MPI and its Representatives shall continue to be bound by their obligations hereunder.

Section 5.  Term.

This Agreement shall apply to all Confidential Information disclosed prior to the date that is 12 months after the Effective Date.  Unless otherwise expressly stated herein, the obligations set forth in this Agreement shall continue until the fourth anniversary of the Effective Date (the “Term”); provided, however, that as to Confidential Information that is subject to a confidentiality obligation on the part of MPI that extends beyond the fourth anniversary of the Effective Date, MPI shall so notify Takeda of such extended confidentiality obligation and shall not disclose such Confidential Information to Takeda until Takeda agrees to abide by the obligations set forth in th is Agreement with respect to such Confidential Information for the term of MPI’s confidentiality obligation applicable to such Confidential Information, in which event the term of this Agreement shall be deemed to be so extended as to such Confidential Information.

Section 6.  Non-solicitation.

For a period of eighteen months from the Effective Date, neither Party shall solicit to employ any person who (i) is an officer of the other Party or any of its subsidiaries or (ii) who is employed in any capacity by the other Party or any of its subsidiaries and with whom Representatives of the Party came in contact or first identified during the process of considering a transaction contemplated by this Agreement; provided, however, that this paragraph shall not prevent either Party or it respective subsidiaries from hiring a person identified in clause (i) or (ii) (a “Covered Person”) if: (1) such Covered Person contacts such Party or its Representatives on the Covered Person’s own initiative without any direct or indirect solicitation by or encouragement from such Party or its Representatives; (2) the personnel of the Party who solicited the Covered Person have no knowledge of any of the other Parties’ Confidential Information and none of the personnel of such Party who have knowledge of any of the other Parties’ Confidential Information have actual advance knowledge of such solicitation; or (3) such Covered Person responds to a general solicitation of employment not specifically directed towards the other Party or any of its subsidiaries or particular employees of the other Party or any of its subsidiaries.

Section 7.  Standstill.

Takeda agrees that, for a period of two years from the Effective Date, unless Takeda shall have been specifically invited in writing by MPI, neither Takeda nor any of its affiliates shall in any manner, directly or indirectly, except in connection with the Contemplated Transaction:

(a)           effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise, assist or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of MPI; (ii) any tender or exchange offer, merger or other business combination involving MPI; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to MPI; or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of MPI; provided, however, that, notwithstanding the provisions of the foregoing subsection (a)(i), Takeda and its subsidiaries and affiliates may invest in third party mutual funds, and other similar passive investment vehicles that own equity interests in MPI;

(b)           form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to any securities of MPI;

(c)           otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of MPI; provided, however, that this provision shall not preclude Takeda from proposing to MPI a research, development or similar commercial collaboration with respect to one or more of MPI’s development molecules;

(d)           take any action which might force MPI to make a public announcement regarding any of the types of matters set forth in paragraph (a) above; or

(e)           enter into any discussions or arrangements with any person with respect to any of the foregoing.

Takeda also agrees during such period not to request MPI (or its Representatives), directly or indirectly, to amend or waive any provision of this section (including this sentence). For purposes of clarity, executives of Takeda shall not be prohibited from engaging in customary business and social communications with executives of MPI that do not violate this Section 7.  Takeda represents and warrants that, as of the date of this Agreement, neither Takeda nor any of its affiliates owns, of record or beneficially, any voting securities of MPI, or any securities convertible into or exercisable for any voting securities of MPI.  Notwithstanding the foregoing, MPI acknowledges and agrees that Takeda and its subsidiaries and affiliates may invest in third party mutual funds and other similar passive investment vehicles that own equity interests in MPI.

Notwithstanding the foregoing provisions of this Section 7 (the “Standstill Provisions”), if a third party enters into a letter of intent with MPI, makes a tender offer for or solicits for purchase any shares of capital stock of MPI or publicly announces an offer for shares of MPI or if MPI executes a definitive agreement with a third party providing for an acquisition (by way of merger, tender offer or otherwise) of more than 50% of MPI’s outstanding capital stock or all or substantially all of MPI’ assets, then (in any of such cases) Takeda shall immediately, and without any other action by MPI, be released from its obligations under the Standstill Provisions.

Section 8.  Trading in Securities.

Each Party acknowledges that it is aware (and that its Representatives who are apprised of a possible transaction between the Parties have been or will be advised) that applicable securities laws prohibit my person who is aware of material, non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company or front communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Section 9.  No Representations and Warranties; Relationship to Definitive Agreement.

(a)           Each Party understands and acknowledges that neither the other Party nor any of its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information.  Each Party agrees that neither the other Party nor any of its Representatives shall have any liability relating to or resulting from the receiving Party’s reliance on or use of Confidential Information or any errors therein or omissions therefrom. Only those representations and warranties which are made in a definitive agreement between the Parties, when, and if executed, and subject to such limitations and restrictions as may be specified there, will have any legal effect.

(b)           Each Party understands and agrees that no contract or agreement providing for any transaction involving the Parties shall be deemed to exist unless and until a definitive agreement has been executed and delivered and each Party hereby waives in advance any claims, including without limitation claims for breach of contract, in connection with any transaction between the Parties unless and until the Parties shall have entered into a definitive agreement. Each Party also agrees that unless and until a definitive agreement regarding a transaction between the Parties has been executed and delivered, neither Party will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this Agreement or any other written or oral communication with respect to such transaction, except for the matters specifically agreed to herein.  For purposes of this Agreement, the term “definitive agreement” does not include any executed letter of intent or any other preliminary written agreement, nor does it include any written or verbal acceptance of any offer or bid made by one Party.

(c)           Each Party reserves the right, in its sole discretion, to reject any and all proposals made by the other Party with regard to a transaction between the Parties and to terminate discussions and negotiations with the other Party at any time and for any reason or no reason.  Each Party understands that each Party and its Representatives shall be free to conduct any process for any transaction in such manner as they, in their sole discretion, shall determine (including, without limitation, negotiating with other interested persons and entering into a preliminary or definitive agreement without prior notice to the other Party or any other person) and that any procedures relating to such process or transaction may be changed at any time without notice to the other Party or any other person.

(d)           If during the Term of this Agreement, MPI enters into in a confidentiality agreement with any person other than Takeda or one or more of its subsidiaries, which confidentiality agreement applies to a transaction that is similar in nature to the Contemplated Transaction, MPI agrees to use commercially reasonable efforts to negotiate terms and conditions in such agreement that are no less restrictive, on the whole, than those that are provided in this Agreement.  Notwithstanding any provision of this Agreement to the contrary, if, during the Term of this Agreement, MPI enters into in a confidentiality agreement with any person other than Takeda or one or more of its subsidiaries, which confidentiality agreement applies to a transaction that is similar in nature to the Contemplated Transaction and which confidentiality agreement contains terms and conditions that are less restrictive than the provisions of Sections 6 and 7 of this Agreement, then Sections 6 and 7 of this Agreement shall be construed so as to afford Takeda the benefit of any such less restrictive provisions.  In such event, Takeda’s obligations shall be the same as those provided in such confidentiality agreement between MPI and a third party, but only to the extent that such provisions would be less burdensome to Takeda than the provisions set forth herein.

Section 10.  Contacts and Communications.

Each Party agrees that all contacts or communications by it or its Representatives with the other Party regarding a possible transaction between the Parties or the Confidential

Information, all requests for additional information, or management meetings and all discussions or questions regarding procedures with respect to a possible transaction, will be submitted or directed only to the following persons:

(a)           to MPI:  to: (i) the chief executive officer; (ii) the SVP, Corporate Development; (iii) executives of the Healthcare Investment Banking Group in the New York offices of Goldman Sachs designated by MPI; or (iii) other persons whom MPI in writing advises Takeda to contact; and

(b)           to Takeda:  to: (i) Yasuchika Hasegawa, President; (ii) Ken Araki or Catherine Sazdanoff, the Senior Directors of Takeda Global Licensing and Business Development; (iii) executives of Takeda’s investment banking advisors who are designated by Takeda; or (iv) other persons whom Takeda in writing advises MPI to contact.

(c)           Without the express prior consent of the other Party, each Party agrees that it will not, directly or indirectly, contact or communicate with any officer, employee, director, stockholder, agent, customer or business partner of such other Party regarding Confidential Information or a possible transaction between the Parties.

Section 11.  Miscellaneous.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the conflicts of law principles thereof.

(b)           Each Party recognizes and acknowledges the competitive value and confidential nature of the other Party’s Confidential Information and that irreparable damage may result to the other Party if information contained therein or derived therefrom is disclosed to any person except as herein provided or is used for any purpose other than the evaluation of a possible negotiated transaction between the Parties. Each Party further understands and agrees that money damages may nm be a sufficient remedy for any breach of this Agreement by it or any of its Representatives and that the non-breaching Party may be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach.  Such remedies shall not be deemed to be the exclusive remedies for a breach by the non-breaching Party of this Agreement, but shall be in addition to all of such non-breaching Party’s other remedies available at law or equity.  In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, nonappealable order that a Party has breached this Agreement, then such breaching Party shall be liable for and pay to the non-breaching Party the reasonable legal fees and disbursements that the non-breaching Party has incurred in connection with such litigation, including any appeal therefrom.

(c)           This Agreement may not be assigned in whole or in part by either Party without the prior written consent of the other Party; provided that no such consent shall be required and this Agreement may be assigned by a Party in the case of a sale by such Party of all or substantially all of its business or assets, whether by merger, sale of assets or otherwise; provided, however, that the assignee agrees in writing to assume such Party’s obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

(d)           This Agreement contains the entire agreement between the Parties concerning the subject matter hereof.  No provision of this Agreement may be waived or amended except by the express written consent of the Parties.  No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

(e)           All notices and other communications hereunder shall be in writing.  Any notice or other communication hereunder shall be deemed duly delivered one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to MPI: Millennium Pharmaceuticals, Inc. 40 Landsdowne Street Cambridge, Massachusetts 02139 Attention: General Counsel	Copy to: Wilmer Hale 60 State Street Boston, Massachusetts 02109 Attention: David E. Redlick, Esq.

If to Takeda: Takeda Pharmaceutical Company Ltd. 17-85, Jusohonmachi 2-chome Yodogawa-ku, Osaka 532-8686 Japan Attention: Mr. Hiroshi Shinha	Copy to: Edwards Angell Palmer & Dodge LLP 111 Huntington Avenue Boston, MA 02199 Attention: Bruce W. Raphael, Esq.

Either Party may give any notice or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice or other communication shall be deemed duly given unless and until the Party for whom it is intended actually receives it.  Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(f)            For the convenience of the Parties, this Agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original, and both of which, taken together, shall constitute one agreement binding on both Parties.

(g)           The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

[Remainder of page intentionally left blank.]

EXECUTED as of the date first above written.

Millennium Pharmaceuticals, Inc.

By:	/s/ Laurie B. Keating

Name: Laurie B. Keating

Title: Senior Vice President and General Counsel

Takeda Pharmaceutical Company Ltd.

By:	/s/ Hiroshi Shinha

Name: Hiroshi Shinha

Title: Member of the Board, General Manager of the Legal Department

[Signature page to Confidentiality Agreement.]